Exhibit 10.31

TRADEMARK AND DOMAIN NAME LICENSE AGREEMENT

THIS TRADEMARK AND DOMAIN NAME LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date (as hereinafter defined), by and between GlaxoSmithKline LLC, a limited liability company organized under the laws of the State of Delaware, with offices at One Franklin Plaza, 200 N. 16th Street, Philadelphia, PA 19102-1225, U.S.A. (“GSK”), and Biovail Laboratories International SRL, a Barbados International Society with Restricted Liability having a principal place of business at Welches, Christ Church, BB17154, Barbados, West Indies (“Biovail”).

RECITALS

WHEREAS, GSK and Biovail are parties to that certain Asset Purchase Agreement, dated as of February 2, 2011 (the “APA”), pursuant to which GSK sold and transferred to Biovail certain assets and liabilities relating to the Products (as hereinafter defined) in the Territory (as hereinafter defined);

WHEREAS, GSK is the owner of the Trademarks (as hereinafter defined), the corresponding goodwill, and United States Trademark Registration Number(s) set forth on Exhibit 1, as well as the Product Trade Dress (as hereinafter defined);

WHEREAS, Biovail desires to obtain a license from GSK, and GSK desires to grant a license to Biovail, to use the Trademarks and the Product Trade Dress, in connection with the advertising, promotion, manufacture, offer for sale, sale and distribution of the Products in the Territory; and .

WHEREAS, the license of the rights in the Trademarks and Product Trade Dress under this Agreement form an integral part of the bargain under, and a material inducement for Biovail to enter into, the APA.

NOW, THEREFORE, for and in consideration of the premises and the covenants provided herein (including the above recitals that are hereby incorporated herein), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.             Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the APA.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person.  A Person will be deemed to “Control” another Person if such first Person has (a) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such other Person, or (b) the power, directly or indirectly, to direct or cause the direction of the policies and management of the other Person, whether by the ownership of stock, by contract, or otherwise.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“APA” shall have the meaning set forth in the Recitals of this Agreement.

“Applicable Laws” shall mean all applicable laws, ordinances, rules, regulations and guidances applicable to this Agreement or the activities contemplated hereunder.

“Biovail” shall have the meaning set forth in the Preamble of this Agreement.

“Domain Name” means zovirax.com.

“GSK” shall have the meaning set forth in the Preamble of this Agreement.

“Effective Date” shall mean the Closing Date, as such term is defined in the APA.

“License” shall have the meaning set forth in Section 2.

“Losses” shall have the meaning set forth in Section 10 of this Agreement.

“Party” shall mean GSK or Biovail and, when used in the plural, shall mean GSK and Biovail.

“Person” means any individual, corporation, partnership, limited liability company, international society, joint venture, trust, business association, organization, Governmental Entity or other entity..

“Product(s)” shall mean (i) Zovirax® Ointment and/or Zovirax® Cream, each in the presentations and formulations in finished product form, as more fully set forth on Exhibit 2; or

(ii) any pharmaceutical product (whether prescription or over-the-counter) intended for topical use (excluding ophthalmic use), containing acyclovir alone or in combination with one or more other active pharmaceutical ingredients.

“Product Trade Dress” means the current trade dress of the Products, including the shape, size, color and lettering of the packaging for the Products.

“Product Web Site” shall have the meaning set forth in Section 4(e) of this Agreement.

“Territory” shall mean the United States of America, Puerto Rico and the United States Virgin Islands, but excluding all other United States territories and possessions.

“Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

“Trademarks” shall mean the trademarks registered by GSK or its Affiliates for the marketing of the Products set forth in subparagraph (i) of the Product definition in all or any part of the Territory, as more fully set forth on Exhibit 1 attached hereto, including any renewals and applications therefor.  For sake of clarity and avoidance of doubt, the Trademarks do not include any of the names (or variants thereof) of Glaxo Wellcome Inc., Glaxo Wellcome plc, GlaxoSmithKline LLC, GlaxoSmithKline Inc. or any of their respective Affiliates, or any marks customarily associated with such names.

“Transaction Documents” means: as more fully described in the APA, (i) the Assumption Agreement; (ii) the Bill of Sale; (iii) the Supply Agreement; (iv) the SDEA; (v) the APA; and (vii) the other documents contemplated hereby and thereby.

2.             Grant of License.  During the term of this Agreement, and subject to the terms and conditions contained herein, GSK grants to Biovail, and Biovail hereby accepts, a nontransferable (except as permitted hereunder), exclusive, royalty-free license (the “License”), solely to use the Trademarks and the Product Trade Dress in connection with the advertising, promotion, manufacture, offer for sale, sale and distribution of the Products in the Territory.  Biovail may not sublicense, in whole or in part, any of the rights granted hereunder without the prior written consent of GSK, which consent shall not be unreasonably withheld, delayed, or conditioned.  For the avoidance of doubt, without such consent from GSK, Biovail may nonetheless sublicense (i) its rights under this Agreement to its Affiliates and distributors, but only as reasonably necessary to exercise the rights granted to Biovail hereunder, or (ii) its rights hereunder with respect to a Product to an acquirer of Biovail’s business associated with such Product.  Any attempted sublicense by Biovail not permitted under this Agreement shall be void and of no force or effect and shall constitute a material breach of this Agreement.

3.             Use of Trademarks; Product Trade Dress.  During the term of this Agreement, and subject to the terms and conditions of this Agreement:

(a)                                  Biovail shall use the Trademarks and Product Trade Dress only to promote, market, sell and distribute the Products within the Territory and consistent with GSK’s brand guidelines attached hereto as Exhibit 3 (as such guidelines may be modified or replaced by GSK from time to time).  Biovail consents and agrees that it shall only use each Trademark in its entirety and to not intentionally use the Trademarks and the Product Trade Dress in any way that would diminish, tarnish, disparage, or damage the goodwill in and to the Trademarks and the Product Trade Dress.  Biovail agrees to use at least the same level of due care to avoid diminishing, tarnishing, disparaging, or damaging the goodwill of the Trademarks and the Product Trade Dress as Biovail would use in connection with its own trademarks and trade dress.  The use of the Trademarks and Product Trade Dress by Biovail shall be expressly subject to subparagraphs (b) and (c) below.

(b)                                 Biovail shall permit or cause to permit duly authorized representatives of GSK to inspect, on the premises of Biovail, its Affiliates or distributors, at reasonable times during normal business hours and upon not less than ten (10) days prior written notice, Product inventory, quality control records, and facilities used in or relating to the storage, distribution or sale of the Products to the extent necessary to ensure compliance with quality control standards and with applicable terms of this Agreement pertaining to the use of the Trademarks and Product Trade Dress.

(c)                                  Upon reasonable advance written request, Biovail will deliver to GSK, samples of the Products and samples of packaging, advertising and collateral materials that bears any Trademark and the Product Trade Dress for the inspection of GSK.  If GSK reasonably determines that Biovail fails to maintain a consistent level of quality in accordance with the terms of this Agreement, then GSK may request that Biovail take reasonable steps to remedy any such deficiencies and Biovail shall promptly comply with such requests.

(d)                                 Whenever Biovail or its permitted sublicensee uses the Trademarks in advertising or in any other manner in connection with the Products, Biovail or its permitted sublicensee shall clearly indicate that the Trademarks are owned by the GlaxoSmithKline group of companies.  When using the Trademarks and Product Trade Dress under this Agreement, Biovail and its permitted sublicensee shall comply with all Applicable Laws pertaining to the Trademarks and Product Trade Dress in force at any time in the Territory.  As reasonably requested by GSK during the term of this Agreement, Biovail shall and shall cause its permitted sublicensee to provide GSK with copies of such foregoing material on a periodic basis, for approval of the use of the Trademarks and Product Trade Dress by them.  Biovail shall promptly take any and all reasonable actions directed by GSK with respect to maintaining the value of the Trademarks and Product Trade Dress and to assure compliance with the provisions of this Section 3.

(e)                                  Biovail agrees not to authorize any Third Party to use the Trademarks or the Product Trade Dress other than as permitted under this Agreement.  Biovail agrees not to use and shall cause its permitted sublicensees not to use any trade mark confusingly similar to the Trademarks or the Product Trade Dress.

(f)                                    Biovail and its permitted sublicensees shall comply with all Applicable Laws, in all material respects, pertaining to the sale, lease, distribution and advertising of Products bearing the Trademarks and the Product Trade Dress.

(g)                                 Biovail may not and agrees that it will not and will direct its permitted sublicensees not to use any Trademark or Product Trade Dress outside the Territory.

4.             Use of Domain Name.

(a)                                  Product Web Site:  In connection with its rights under the APA and this Agreement, Biovail shall have the exclusive right to market and promote the Products on the internet.  To enable Biovail to carry out such marketing and promotional activities during the Term of this Agreement, GSK consents to the maintenance by Biovail, at its sole expense, of a web site for the Products (the “Product Web Site”) at the URL corresponding to the Domain Name.

(b)                                 Acknowledgement of Ownership: Biovail understands and acknowledges that the Domain Name is and shall at all times remain the sole property of GSK and its Affiliates, and that Biovail’s rights regarding the Domain Name are limited to the use rights set forth herein. GSK covenants and agrees that, during the term of this Agreement, it shall file all necessary renewals for the Domain Name.

(c)                                  Access to Name Servers: To facilitate the hosting of a Product Web Site at the Domain Name, GSK shall, during the term of this Agreement, delegate access to Biovail to the Name Servers for the Domain Name upon receipt by GSK from Biovail of appropriate contact information to supply to the registrar.

(d)                                 Links and Notices: Biovail shall include a notice on the Product Web Site informing visitors that the Product Web Site relates solely to topical (excluding ophthalmic) presentations of the Products in the Territory. Upon the request of GSK, Biovail shall also post and maintain on the Product Web Site information or hyperlinks regarding availability of (i) the Products or other acyclovir products produced by, for or under license from GSK or its Affiliates for sale or use outside the Territory or (ii) other acyclovir products other than the Products produced by, for or under license from GSK or its Affiliates for sale or use in the Territory. Biovail may include on the Product Web Site hyperlinks to corporate web sites of Biovail or its Affiliates, but shall not include on the Product Web Site hyperlinks to any other product websites.

(e)                                  Product Web Site Content:  Biovail shall be solely responsible for, and have sole ownership rights in, the content (other than the Domain Name and Trademarks) and look and feel of the Product Web Site.

(f)                                    Other Domain Names: During the term of this Agreement, GSK may acquire and register any other domain name containing the trademark “Zovirax” or any similar or confusingly similar trademark or name, but shall not use any such domain name in the Territory without the consent in writing of Biovail.  For the avoidance of doubt, it is understood and agreed by the Parties that a domain name shall not be considered used in the Territory if a web site at the URL corresponding to such domain name is accessible in the Territory if such web site is intended exclusively for patients or consumers who reside in jurisdiction(s) outside the Territory.

(g)                                 Ownership of User Information: All user information and data, including user data captured through user interaction with the Product Web Site or through the use of cookies or other devices on the Product Web Site, shall be and shall remain the sole properly of Biovail; provided, however, that GSK shall have the right to access or use such information for purposes of product recalls or regulatory reporting or compliance.

5.             Acknowledgment of Ownership Rights.  Biovail acknowledges and agrees that as between the Parties, GSK and/or its Affiliates, are, and will remain the owner of the Trademarks and Product Trade Dress.  Biovail shall not at any time do, cause to be done, or permit any of its employees, agents, contractors and subcontractors to commit any act materially inconsistent with, or contesting or impairing such ownership.  Biovail agrees that all use of the Trademarks and Product Trade Dress by Biovail shall inure to the benefit of and be on behalf of GSK and/or its Affiliates.  Biovail acknowledges that nothing in this Agreement shall give Biovail any right, title or interest in the Trademarks and Product Trade Dress other than the right to use the Trademarks and Product Trade Dress within the Territory in accordance with this Agreement.  Biovail agrees that it will not challenge GSK’s or its Affiliates’ title to, or ownership of, the Trademarks and Product Trade Dress, or attack or contest the validity of the Trademarks and Product Trade Dress.  All goodwill accruing to the Trademarks and Product Trade Dress as a result of the use of the Trademarks and Product Trade Dress in the performance of this Agreement shall belong solely to GSK and/or its Affiliates.  In the event that Biovail acquires any rights in the Trademarks and Product Trade Dress in connection with Biovail’s activities pursuant to this Agreement, Biovail shall assign, and hereby does assign, to GSK and/or its Affiliates all such rights, including any related goodwill.

6.             Trademark Infringement by Third Parties.

(a)                                  If either Party becomes aware that a Third Party is infringing any Trademark or Product Trade Dress used in connection with the Products, such Party shall give prompt written notice to the other Party describing in detail the nature of such infringement.

(b)                                 GSK and its Affiliates shall have the first right, but not the obligation, to enforce any such Trademarks and Product Trade Dress against such Third Party infringer to the extent deemed necessary or appropriate by GSK or its Affiliates, in their reasonable discretion, and to settle or compromise any such possible infringement by taking such action as GSK or its Affiliates may determine in their sole and absolute discretion; provided, however, that GSK shall not settle any such potential infringement in a manner that materially adversely affects the rights granted to Biovail hereunder, except with Biovail’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).  Biovail shall provide GSK all reasonable assistance (including, without limitation, making documents and records available for review and copying, making persons within its control available for pertinent testimony, and agreeing to be named as a party to an action if necessary for standing in such action), at GSK’s expense, in such enforcement.

(c)                                  GSK shall notify Biovail in writing not later than thirty (30) days following the date of the notice set forth in Section 6(a) whether or not GSK or an Affiliate of GSK intends to enforce the applicable Trademark(s) or Product Trade Dress pursuant to the terms of Section 6(b).  In the event that GSK notifies Biovail that it does not intend to so enforce the applicable Trademark(s) or Product Trade Dress or if neither GSK nor any of its Affiliates has settled or initiated any court or administrative action to enforce the applicable Trademark(s) or Product Trade Dress within ninety (90) days of such notice, then Biovail or a Biovail Affiliate shall have the right, but not the obligation, to enforce any such Trademarks and Product Trade Dress against such Third Party infringer to the extent deemed necessary or appropriate by Biovail or its Affiliates, in their reasonable discretion, and to settle or compromise any such possible infringement by taking such action as Biovail or its Affiliates may determine in reasonable consultation with GSK;

provided, however, that Biovail shall not settle any such potential infringement in a manner that materially adversely affects GSK’s or its Affiliates’ rights in the applicable Trademark(s) or Product Trade Dress, except with GSK’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).  GSK shall provide Biovail all reasonable assistance (including, without limitation, making documents and records available for review and copying, making persons within its control available for pertinent testimony, and agreeing to be named as a party to an action if necessary for standing in such action), at Biovail’s expense, in such enforcement.

7.                                       Prosecution and Maintenance of Trademarks.  During the term of this Agreement:

(a)                                  GSK or its Affiliates shall register and maintain, or cause to be registered and maintained, at its cost and expense, the Trademarks in the Territory during the term of this Agreement.  Biovail shall promptly provide or cause to be provided to GSK or its Affiliates such documents, specimens or other materials as GSK may reasonably request to enable GSK or its Affiliates to register and maintain, or cause to be registered and maintained, the Trademarks in the Territory during the term of this Agreement.  If Biovail learns of any unauthorized use of the Trademarks by others in the Territory, Biovail agrees to promptly notify GSK of such unauthorized use in accordance with Section 6.

(b)                                 GSK shall not take any intentional steps to tarnish, disparage, damage and/or diminish the value of the Trademarks or the Product Trade Dress (or the goodwill associated with either of the foregoing) or frustrate or hinder Biovail’s ability to exercise its rights under this Agreement.

(c)                                  GSK shall not (i) abandon the Trademarks; or (ii) permit any registration issuing therefrom to lapse, expire or be cancelled in the Territory without first notifying Biovail in accordance with the terms of Section 7(d).

(d)                                 Prior to permitting the occurrence any of the events in Section 7(c), GSK will provide Biovail with as much prior written notice as is reasonably practicable under the circumstances, but in no event less than twenty (20) Business Days prior written notice.  Upon receipt of such notice, Biovail shall have the option (at its choice) to: (A) continue the prosecution of such applications (and/or maintain such registrations) or pay any required fees in the name of GSK (or its designee); (B) promptly receive an assignment of the Trademarks and the Product Trade Dress from GSK (and all applications and registration for same, along with all associated goodwill); or (C) permit the event to occur without continuing prosecution or taking an assignment of the Trademarks or Product Trade Dress.  Biovail shall notify GSK in writing, not later than ten (10) Business Days following Biovail’s receipt of the applicable notice from GSK, of its election pursuant to the foregoing sentence.  In the event that Biovail elects to receive an assignment of the Trademarks and the Product Trade Dress, GSK shall effect such assignment, at its sole cost, within thirty (30) days of receipt of Biovail’s notice of its election.  In such event, GSK agrees, for no additional consideration, promptly to execute such further documents and to do such other acts as may be reasonably necessary and proper to vest full title in, to and under the Trademarks and the Product Trade Dress in Biovail, and/or may be necessary in the Territory for Biovail to maintain, renew, or enforce such Trademark (and related registrations) and the Product Trade Dress.  In the event of such assignment to Biovail, this Agreement shall expire; provided, however that Section 7(b) shall survive and GSK shall not (and shall not  direct, assist or authorize any third party to) attack, dispute or contest the validity of Biovail’s ownership of the Trademarks and the Product Trade Dress.

8.                                       Term and Termination.

(a)                                  Term.  The term of this Agreement shall commence on the Effective Date and shall continue until expiration pursuant to the last sentence of Section 7(d) above, unless earlier terminated as set forth in Sections 8(b), 8(c) or 8(d).

(b)                                 Termination for Non-Use of the Trademarks.  In the event Biovail voluntarily ceases to use all of the Trademarks in the Territory, Biovail shall provide prompt written notice to GSK and upon receipt of such notice, GSK may terminate this Agreement and the License granted hereunder on written notice to Biovail.  In the event Biovail does not provide such written notice but has voluntarily ceased to use all of the Trademarks in the Territory for a period of twelve (12) consecutive months, notice by Biovail shall be deemed to have been given and GSK may terminate this Agreement and the License granted hereunder on written notice to Biovail.

(c)                                  Termination by GSK for Cause.  In the event Biovail defaults in its performance of any material obligation under this Agreement, GSK shall notify Biovail in writing of such default, specifying with reasonable particularity the provisions of this Agreement in respect of which the default occurred.  Biovail shall have thirty (30) days following its receipt of the written notice to cure the default.  In the event Biovail fails to cure the default within the thirty (30)-day period, GSK shall have the right to terminate this Agreement and the License granted hereunder.

(d)                                 Termination by Biovail.  Biovail may terminate this Agreement at any time on forty-five (45) days’ written notice to GSK.

(e)                                  Effect of Termination.  Upon the termination of this Agreement for any reason, all rights of Biovail to use the Trademarks and the Product Trade Dress shall immediately cease.  Further, Biovail shall take appropriate steps to ensure that all use of the Trademarks and the Product Trade Dress by Biovail shall cease and Biovail shall discontinue use of the Trademarks, destroy all advertising or other printed materials bearing the Trademarks provided however, that in the event of termination other than pursuant to Section 8(c), Biovail shall be permitted to use the Trademarks and Product Trade Dress until the earlier of (i) the depletion of all Products and associated advertising materials, brochures and the like remaining in its possession (provided that Biovail will use its commercially reasonable efforts to promptly deplete such Products and materials in its possession), or (ii) ninety (90) days following the date on which it receives or provides notice of the termination.

9.             No Warranties.  Except as specifically stated in the APA regarding the Trademarks and the Product Trade Dress, GSK makes no representation or warranty of any kind, either express or implied, regarding the Trademarks or the Product Trade Dress or Biovail’s use thereof.

10.           Indemnification.  Each Party (the “Indemnifying Party”) agrees to indemnify, defend, save and hold harmless, and hereby does indemnify, defend, save and hold harmless, the other Party and its directors, officers, agents and employees (the “Indemnitees”) from and against any and all liabilities, claims, causes of actions, suits, damages and expenses (including reasonable attorneys’ fees) (“Losses”) for which the Indemnitees or any Indemnitee may become liable or may incur or be compelled to pay in any action or claim, in each case to a Third Party, for or by reason of the Indemnifying Party’s breach of its applicable obligations and agreements set forth in this Agreement. Each Party hereto agrees that in no event shall either Party be liable under this Section 10 to the other Party for any Losses to the extent such Losses arise from the negligence, intentional misconduct or fraud of, or violation of any law by, the other Party or such other Party’s Affiliates or its and their respective officers, directors or employees, or from a breach by the other Party of this Agreement or any Transaction Document.

11.           Cooperation.  Each Party agrees to cooperate with and to grant to each other Party and their respective officers, employees, attorneys, accountants, representatives and agents, during normal business hours and upon reasonable request and upon reasonable notice, reasonable access to the other Party’s management personnel and such other information and records relating to the Trademarks and Domain Name in their possession or control after the Closing Date and to permit copying or, where reasonably necessary, to furnish original documents relating thereto for the purposes of (i) any financial reporting or Tax matters (including without limitation any financial and tax audits, tax contests, tax examination, preparation for any tax returns or financial records); (ii) any investigation, inspection or audit being conducted by any Governmental Authority involving the Products, Trademarks or Domain Name; (iii) to comply with any applicable Governmental Rule, or (iv) defending or bringing any claim, action, suit, proceeding, investigation, hearing, arbitration or litigation relating to any Product, the Trademarks or the Domain Name.   Each Party shall use its commercially reasonable best efforts to ensure that its access to and requests for records and documents pursuant to this Section 11 are conducted so as not to interfere with the normal and ordinary operation of the other Party’s business.  Each Party acknowledges that the records and documents made available to such Party pursuant to this Section 11 constitute confidential information of the releasing Party

12.           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.           Entire Agreement, Exhibits and Other Documents.  This Agreement together with the Exhibits attached hereto, together with the applicable provisions of the APA, the other Transaction Documents, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between or among the Parties hereto with respect to the subject matter hereof.  The Exhibits, are an integral part of this Agreement.  To the extent there are inconsistent provisions in this Agreement and the APA concerning Biovail’s use of the Trademarks and/or the Product Trade Dress, this Agreement governs.

14.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Governmental Rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15.           Third Party Beneficiaries.  Except as specifically provided herein, this Agreement is intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

16.           Governing Law; Venue.  This Agreement will be deemed to have been made in the State of New York and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, and the Parties agree to the personal jurisdiction of and venue in any federal court located in the Southern District of New York or state court located in New York County, New York.

17.           Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS

AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

18.           Relationship of the Parties.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between GSK and Biovail.  Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party.  No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

19.           Further Assurances.  From time to time after the Effective Date, GSK and Biovail without further consideration, shall each do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents (including, as applicable, upon the request of the other Party).

20.           Advice of Counsel.  The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties hereto.  The Parties hereto and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party hereto by virtue of its role as the drafter thereof.  No drafts of this Agreement or any other similar or related document exchanged by the Parties hereto prior to the Closing Date shall be offered by a Party hereto, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement or for any other purpose.

21.           Modifications.  This Agreement may not be modified except by an instrument in writing, signed by an authorized representative of each Party.

22.           Succession and Assignment.  Except as set forth in Section 2 of this Agreement, this Agreement may not be assigned, and the rights and obligations hereunder may not be licensed, sublicensed, subcontracted or delegated, without the prior written consent of GSK, which shall not be unreasonably withheld, delayed, or conditioned; provided, however, Biovail may assign this Agreement to a successor by merger, or acquisition, or otherwise to an acquirer of Biovail’s business associated with a Product without the consent of but on written notice to GSK.  Any attempted assignment by Biovail not permitted under this Agreement shall be void and of no force or effect and shall constitute a material breach of this Agreement.

23.           Waiver.  The waiver of any right to which a Party is entitled under this Agreement shall not be effective unless in writing and signed by the Party against whom the waiver is sought to be enforced, and shall not constitute a waiver of any subsequent right to which the Party would otherwise be entitled.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Trademark and Domain Name License Agreement to be executed in their respective corporate names by their officers duly authorized thereto, all as of the Effective Date.

GlaxoSmithKline LLC

By:
Name:
Title:

BIOVAIL LABORATORIES
INTERNATIONAL SRL

By:
Name:
Title:

Exhibit 1

TRADEMARKS

ZOVIRAX             U.S. Registration No. 1,141,502

Exhibit 2

PRODUCTS

United States

PRODUCT	ACTIVE INGREDIENTS

Zovirax® Cream	5% acyclovir in a prescription modified aqueous cream

Zovirax® Ointment	5% acyclovir in a prescription ointment formulation

Zovirax® Cream Sachet Sample	5% acyclovir in a prescription modified aqueous cream

Zovirax® Cream Tube Sample	5% acyclovir in a prescription modified aqueous cream

Exhibit 3

TRADEMARK GUIDELINES FOR ZOVIRAX®

A.                                    GIVE PROPER NOTICE OF TRADEMARK RIGHTS

1.             Notice Symbols - A proper trademark notice should follow the mark.  Use the “R-in-a-circle” symbol (®) in close proximity to the mark.  Typically, the symbol is in superscript font immediately following the mark.

This should be followed on each page if the topic is different and as often as is practical.

2.             Legal Notice:  In any product packaging, advertising material or article, include the following:

ZOVIRAX® is a registered trademark of the GlaxoSmithKline group of companies.

B.                                    USE TRADEMARKS AS ADJECTIVES, FOLLOWED BY THE COMMON DESCRIPTIVE NAME (NOUN) OF THE PRODUCT.

Example:

Zovirax® cream sachets

The word “brand,” after a mark and before the generic product name, further guards against improper use.

Examples:

ZOVIRAX® brand medication

C.                                    MAKE TRADEMARKS STAND OUT FROM SURROUNDING TEXT

The trademark should always be used in a manner that will distinguish it from the surrounding text.  Trademarks should be CAPITALIZED, underlined, italicized, placed in “quotation marks,” or depicted in boldface type, whenever they appear in printed or electronic media.

Example:

ZOVIRAX® antiviral medication

D.                                    NEVER MAKE TRADEMARKS PLURAL OR POSSESSIVE

Since a trademark is not a noun, it should never be used in the plural form.  Instead pluralize the common nouns they describe.

Examples:

Correct:  Two Zovirax® cream sachets

Incorrect:  Two Zoviraxes

E.                                      “AFFIX” TRADEMARKS TO PACKAGING

In order for trademark rights to be created and maintained, a mark must be “affixed” to a specific product so that consumers can see the mark when making their purchasing decisions.  Trademarks are affixed by applying them directly to a product, to containers in which the product is packaged, or to tags or labels attached to the product.  Trademarks also can appear in catalogs and online marketing if the marks are used prominently in association with a picture of the goods and if ordering information is also provided.

F.                                      DO NOT COMBINE THE ZOVIRAX® TRADEMARK WITH OTHER MARKS

The Trademark should stand on its own and should never be combined with or presented in close proximity to the trademark of any other company.  Further, the Trademark should not be used in a manner that might create the impression it is owned by any company other than GSK or that it is related to another mark.

G.                                    DO NOT USE A GSK TRADEMARK IN A MANNER INCONSISTENT WITH ITS BRAND IMAGE

The Trademark represents a unique product identity and is an important symbol of GSK’s goodwill.  Accordingly, all marketing and promotional materials should utilize the relevant Trademark in a manner consistent with the product image.  NEVER use the Trademark in a manner that makes false or unsubstantiated claims, implies immoral or improper conduct or is otherwise disparaging to our company or its products.  Further, take affirmative steps to only present the Trademark in a manner consistent with the product image.

H.                                    FAITHFULLY REPRODUCE THE LOGO TO MATCH STANDARDS

Logos must be used consistently, to present a recognizable visual image that consumers can rely on.  Please ensure that all reproductions of any Logos are in correct proportion,

of good resolution and, when colors are involved, include all of the correct colors as established by GSK’s Style Guide.